Exhibit (a)(5)

Royal Bank Plaza, South Tower

200 Bay Street, Suite 2750, P.O. Box 90

Toronto, Ontario M5J 2J2

June 26, 2013

Dear Shareholders:

The annual and special meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“SRLC Shares”) of Sprott Resource Lending Corp. (“SRLC” or the “Company”), originally scheduled for June 25, 2013, has been postponed and rescheduled to 10:00 a.m. (Toronto time) on Thursday, July 18, 2013, at the TSX Gallery, TMX Broadcast Centre, The Exchange Tower, 130 King Street West, Toronto, Ontario for the same purposes as set out in the notice of annual and special meeting of shareholders and management information circular of the Company dated May 24, 2013 (the “Original Circular”), including the proposed plan of arrangement pursuant to Section 192 of the Canada Business Corporations Act whereby Sprott Inc. (“Sprott”) will acquire all of the issued and outstanding SRLC Shares (the “Arrangement”).

The Company postponed the Meeting in order to address U.S. securities laws related matters. The Company is supplementing its previous disclosure with the accompanying amended and restated management information circular (the “Amended Circular”), a copy of which is being mailed to all securityholders of the Company. The Amended Circular, as well as the Company’s Schedule 13E-3 going private transaction statement, as amended, will also be available for download from the Company’s website at www.sprottlending.com as well as under its profile on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

The Company was also granted an order by the Ontario Superior Court of Justice, which is the court supervising the Arrangement, and received approval of the Toronto Stock Exchange, to extend the time for holding the Meeting.

The record date for determining Shareholders entitled to receive notice of and vote at the Meeting has not changed and remains the close of business (5:00 p.m. (Toronto time)) on May 23, 2013.

Shareholders continue to have the dissent rights described in the Amended Circular. Shareholders who have already submitted a form of proxy or voting instruction form and do not wish to change their vote need not take any further action and Shareholders continue to have the right to revoke or change their proxies prior to the commencement of the Meeting.

Registered Shareholders who are still planning to return the form of proxy that accompanied the Original Circular are encouraged to review the Amended Circular carefully before submitting the form of proxy. To be effective, the form of proxy must be received by Computershare Investor Services Inc. (in accordance with the instructions in the form of proxy), not later than 10:00a.m. (Toronto time) on July 16, 2013, or not later than 48 hours (other than a Saturday, Sunday or holiday) immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time). The time limit for the deposit of proxies may be waived or extended by the Chair of the Meeting at the Chair’s discretion, without notice.

Non-registered Shareholders who are still planning to return the voting instruction form that accompanied the Original Circular should follow the instructions set out in the voting instruction form or other instructions received from their financial intermediary to ensure that their SRLC Shares are voted at the Meeting. If you hold your SRLC Shares in a brokerage account, you are not a registered Shareholder. Your broker must receive your instructions in advance of the voting deadline in order to have sufficient time to submit your vote by the deadline.

It is currently expected that the closing of the Arrangement will take place on or about July 24, 2013.

Please carefully consider the information contained in the accompanying Amended Circular and, if you require assistance, consult your investment dealer, broker, lawyer or other professional advisor.

If you have any questions or need any additional information, please contact your professional advisors. You can also contact (a) the undersigned at 1-800-998-8378 between the hours of 8:00 a.m. and 4:00 p.m. (Pacific Daylight Time) on business days should you require further information on the Arrangement; (b) Computershare Investor Services Inc. at 1-800-564-6253 should you have any questions regarding your form of proxy or the voting of your SRLC Shares; and (c) Equity Financial Trust Company, the depositary for the Arrangement, at 1-866-393-4891 (North American Toll-Free), 416-361-0152 or by email at corporateactions@equityfinancialtrust.com should you have any questions regarding the completion of your letter of transmittal and deposit of your SRLC Shares thereunder (if applicable).

For any updated information relating to the Meeting and other information relating to the Company, please refer to the Company’s public filings available under the Company’s profile at www.sedar.com and www.sec.gov.

On behalf of SRLC, I would like to thank all of our Shareholders for their continuing support.

Yours very truly,

“A. Murray Sinclair”

A. Murray Sinclair

Non-Executive Chairman of the Board of Directors